Exhibit 99.4

Consent to be Named as a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to the reference to me in the Registration Statement on Form S-4 of VerifyMe, Inc. (the “Company”) (and any amendment or supplement thereto), and any related prospectus filed pursuant to the Securities Act or related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, as a person anticipated to become a member of the board of directors of the Company upon consummation of the merger described therein, and to the filing of this Consent as an exhibit to such Registration Statement (or amendment or supplement thereto).

Dated: April 15, 2026

By: /s/ Matthew Shaw Name: Matthew Shaw